Exhibit 10.15

FORM OF NEO

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Agreement (this "Agreement"), dated this ___ day of April, 2021 but effective for all purposes as of the Grant Date set forth below, is between _______________ (the "Participant") and Bowman Consulting Group Ltd. (the "Company"), a Delaware corporation, and governs a grant to the Participant of common stock of the Company (the "Shares") pursuant to the Bowman Consulting Group Ltd. 2021 Omnibus Equity Incentive Plan (the "Plan"). Capitalized terms not explicitly defined in this Agreement have the definitions ascribed to them in the Plan. The Company and the Participant agree as follows:

1.GRANT OF RESTRICTED SHARES. Subject to, and in accordance with the terms, conditions and restrictions set forth in the Plan and in this Agreement, the Company hereby grants to the Participant ____________ (_____) Shares (the “Restricted Shares”). This Agreement and the grant of Restricted Shares are expressly conditioned upon and effective as of the date of the closing of an initial public offering of the common stock of the Company (the “Transaction”) on or before December 31, 2021. If for any reason the closing of the Transaction does not occur on or before December 31, 2021, this Agreement will be void ab initio. For purposes of this Agreement the date of closing of the Transaction is the “Grant Date.”

2.RESTRICTION ON TRANSFER. Restricted Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by Participant unless and until they have become nonrestricted and nonforfeitable in accordance with Section 3; provided, however, that Participant's interest in the Restricted Shares may be transferred by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of the Restricted Shares that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Shares.

3.VESTING, RELEASE AND LAPSE OF RESTRICTIONS.

(a)Subject to paragraphs (b) and (c) of this Section, the Restricted Shares shall become vested in [three (3)] equal annual installments over a [three (3)] year period with the first installment occurring on the first anniversary of the Grant Date, provided that the Participant is employed by the Company on the applicable vesting dates.

(b)The Restricted Shares shall become fully vested prior to the third anniversary of the Grant Date (i) upon the Participant’s death or Disability, or (ii) if the Participant’s employment with the Company is terminated (A) by the Company without Cause, (B) by the Participant for Good Reason or (C) by the Participant for Good Reason related to a Change in Control, provided that in each of (ii) A, B, or C, the Participant (or his or her personal representative) executes the Company’s release agreement. The terms Disability, Cause, and Good Reason shall be as defined in the written employment letter or agreement between the Company and the Participant in effect at the time of such event of termination. If no such written employment letter or agreement is then in existence, then Disability shall have the same definition as contained in the Plan and Cause and Good Reason shall be as defined on Exhibit A attached hereto and incorporated herein by reference.

(c)If the Participant's employment with the Company is terminated by the Company for Cause or by the Participant without Good Reason, then any unvested Restricted Shares shall be forfeited and all of the Participant's rights hereunder with respect to such unvested Restricted Shares (and any Dividend Equivalent Right with respect to such unvested Shares) shall cease as of the effective date of such termination of employment. The determination of whether Restricted Shares are vested, not vested, or forfeited, as applicable, shall be made by the Compensation Committee (the "Committee") of the Board of Directors of the Company in its discretion.

(d)If a vesting date falls on a Saturday or Sunday or a day on which NASDAQ is not open for the transaction of business, then the applicable portion of the Restricted Shares shall vest on the next business day. Upon vesting, Restricted Shares shall be released by the Company and the restrictions on transfer and any other restrictive legends that the Company shall have deemed advisable shall be removed within thirty (30) days following each applicable vesting date.

4.DIVIDENDS. If the Company declares a cash dividend payable to stockholders of Common Stock that is payable to stockholders of record after the Grant Date and before the Restricted Shares are vested in accordance with this Agreement, the Participant will be entitled to be credited with an amount equal to such cash dividend per share payable per share of Common Stock (a "Dividend Equivalent Right"), which shall accrue in cash without interest.

The Dividend Equivalent Rights will be subject to the same terms, conditions, and restrictions of this Agreement as are the Restricted Shares to which they relate and will be payable at the same time as the underlying Restricted Shares are settled and released following vesting of such Restricted Shares. None of the Restricted Shares will be issued (nor will the Participant have any of the rights of a stockholder with respect to the underlying shares) and no Dividend Equivalent Rights (if any) will be paid until the vesting and other conditions under the Agreement and Plan are satisfied. If such Restricted Shares are forfeited, the Participant shall have no right to such Dividend Equivalent Rights.

5.RIGHTS AS STOCKHOLDER; CHANGE IN SHARES. From and after the Date of Grant and for so long as the Restricted Shares are not vested the Participant shall have all rights of a stockholder including the right to vote such Shares subject to the provision of this Agreement. If any of the Company Shares are split, combined, or in any other manner changed, modified or amended, or the Company is recapitalized, restructured, or reorganized, the Restricted Shares may be adjusted as provided in the Plan.

6.COMPLIANCE WITH LAWS AND CLAW-BACK.

(a)Repayment/Forfeiture. Any benefits that the Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, rule or regulation, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations thereunder, as may be in effect from time to time.

(b)Claw-back. If the Participant performs any activity that is in violation of any of the restrictive covenants in any exhibit to the Employment Letter the Company may recoup from the Participant any proceeds, gains or other economic benefit the Participant actually or constructively received or derived from the Restricted Shares.

7.NO RIGHT TO OTHER LONG-TERM INCENTIVE AWARDS. The Participant understands and agrees that (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be suspended or terminated by the Company or the Committee at any time, to the extent permitted by the Plan; (b) the grant of Restricted Shares is voluntary and does not create any contractual or other right or entitlement to receive future grants of Restricted Shares or other equity, or benefits in lieu of Restricted Shares, even if Restricted Shares have been granted in the past; and (c) all determinations with respect to future grants of Restricted Shares, if any, including the grant date, the number of Restricted Shares granted and the applicable vesting terms, will be at the sole discretion of the Committee.

8.NO EFFECT ON EMPLOYMENT. This Agreement is not an employment contract. The terms of the Participant's employment are not affected or changed in any way by the grant of Restricted Shares, and neither the Plan nor this Agreement afford the Participant any rights to compensation or damages, including for loss or potential loss that the Participant may suffer by reason of the Restricted Shares (including any Dividend Equivalent Rights) not vesting as a result of the termination of the Plan, forfeiture of the Restricted Shares or the termination of the Participant' s employment.

9.THE PLAN. The Restricted Shares awarded by the Company and described in this Agreement are made in accordance with and subject to the Plan. The terms of this Agreement are intended to be in full accordance with the Plan. However, in the event of any potential or actual conflict between any term of this Agreement and the Plan, this Agreement shall automatically be amended to comply with the terms of the Plan.

10.MODIFICATIONS TO AGREEMENT. This Agreement together with any Exhibits represents the full and complete understanding between the Participant and the Company on the subjects covered. The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations or inducements other than those contained in this Agreement. Except as otherwise provided in the Plan, this Agreement cannot be modified or changed by any prior or contemporaneous or future oral agreement of the parties. Except as otherwise provided in the Plan, this Agreement shall only be modified by the express written agreement of the parties.

11.BINDING AGREEMENT. This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12.NOTICES. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when either hand delivered, the next business day after being deposited with a nationally recognized overnight delivery service, or three business days after being mailed by United States Postal Service certified mail, return receipt requested, postage prepaid. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Legal Department of the Company, 12355 Sunrise Valley Drive, Reston VA 20191, or at such other address as the Company may designate in writing, and if to Participant at the Participant’s residence address then set forth in the Company’s employment records.

13.GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice of law or conflict of law rules.

14.BENEFICIARY OF DECEASED PARTICIPANT. Any distribution or delivery to be made to the Participant under this Agreement shall, if the Participant is then deceased, be made to the Participant's designated beneficiary named pursuant to the Plan, or if no beneficiary survives the transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

15.TAXATION. Regardless of any action the Company and/or the Subsidiary or affiliate employing the Participant (the "Employer") take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant ("Tax-Related Items"), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including, but not limited to, the grant, vesting or settlement of the Restricted Shares, the issuance of shares in settlement of the Restricted Shares, the subsequent sale of shares acquired at vesting and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Shares to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax Related Items. In the event the Participant fails to pay or make such adequate arrangements, as determined by the Company and/or the Employer, the Participant hereby authorizes the Company and/or the Employer, or their respective agents, at their discretion and without further notice or authorization by Participant, to satisfy the obligations with regard to all Tax-Related Items by withholding in Restricted Shares to be issued upon vesting/settlement of the Restricted Shares as provided for in the Plan.

16.ELECTRONIC COMMUNICATIONS. The Company and its affiliates may choose to deliver any documents related to Participant’s current or future participation in the Plan by electronic means. By accepting this grant, the Participant consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents, including all materials required to be distributed pursuant to applicable securities laws. The Company has established procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan). The Participant consents to such procedures and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Participant agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Participant understands that, unless earlier revoked by the Participant, this consent shall be effective for the duration of the Agreement and that he or she shall have the right at any time to request written copies of any and all materials referred to above.

17.INSIDER-TRADING NOTIFICATION. The Participant should be aware of the insider-trading rules and acknowledges review of the Company's Insider Trading Policy, which may affect the sale of shares issued to the Participant upon settlement of the Restricted Shares. In particular, the Participant may be prohibited from effectuating certain transactions involving Restricted Shares if the Participant has material nonpublic information about the Company. If the Participant is uncertain whether the insider-trading rules are applicable, the Participant should consult with a personal legal advisor. The Participant acknowledges that the Company in its discretion may determine that a breach of the Insider Trading Policy constitutes material misconduct.

Accepted by the Participant:	For the Company:

EXHIBIT A TO RESTRICTED STOCK AWARD AGREEMENT

“Good Reason” shall mean, without Participant’s express written consent, the occurrence of any one or more of the following, provided that in each case the Company had an opportunity to cure but failed to do so (any such cure to be effected within 30 days after appropriate written notice is given by Participant to the Company): (i) a material reduction or adverse alteration in the nature of Participant’s position, duties, or responsibilities from those then in effect as of the Grant Date or date hereof, excluding any change that is solely a diminution in title or reporting relationships; (ii) a reduction by the Company in Participant’s rate of base salary or hourly compensation as in effect on the date hereof or as the same may be increased from time to time ("Base Compensation"); or (iii) a material change in the office or location at which the Company requires you to be based that requires you to regularly travel or commute more than 25 miles further than required immediately prior to the date that change in office or location is required without Participant’s consent, which shall not be unreasonably withheld. Irrespective of (ii) in the foregoing sentence, if the Company directs that compensation of all senior staff be temporarily reduced, and Participant’s Base Compensation is temporarily reduced by an amount that is no greater than proportional to the temporary reduction of salary of all Company Principals, Vice Presidents, Executive Vice Presidents and Chief Executive Officer (collectively "Company Senior Staff") and the duration of such temporary reduction is not greater than the duration of temporary reduction of salary of all Company Senior Staff, then such temporary reduction of Participant’s Base Compensation shall not be an event that justifies termination of Participant’s employment with the Company by you for Good Reason.

"Cause" exists (and a termination is without Cause if none of the following circumstances exist) if Participant’s termination follows: (i) dishonesty or theft by Participant in any manner connected with the performance of Participant’s duties to the Company; (ii) Participant’s conviction of, or a pleading of guilty or nolo contendere to any felony or to a misdemeanor that will materially injure the reputation of the Company; (iii) a material breach by Participant of the terms of either Participant’s employment letter or offer letter (including, without limitation, Participant’s breach of or non-compliance with the terms and conditions of non-solicitation, non-competition, and/or non-disclosure agreement; (iv) Participant’s failure for any reason, following thirty (30) days written notice thereof to Participant from the Company of the need to correct, cease, or otherwise alter any failure to comply with reasonable instructions or other action or omission to act by Participant which the Company reasonably believes is material and does or may adversely affect its business or operations; or (v) material misconduct by Participant which, in the Company's reasonable judgment, is of such a nature that a likelihood exists that such misconduct will materially injure the reputation of the Company if Participant were to remain employed by the Company.